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Exhibit 9.1

NEW YORK & COMPANY, INC.

STOCKHOLDERS AGREEMENT

        This Stockholders Agreement (this "Agreement") is made as of August 25, 2004 to be effective as of the Effective Date (as defined herein) by and among (i) New York & Company, Inc. (f/k/a NY & Co. Group, Inc.), a Delaware corporation (the "Company"), (ii) BSMB/NYCG LLC, a Delaware limited liability company ("BSMB"), (iii) Richard P. Crystal ("Crystal"), (iv) Ronald Ristau ("Ristau") and, (v) the other stockholder parties hereto (BSMB, Crystal, Ristau, and the other stockholder parties hereto are collectively referred to as the "Stockholders" and individually as a "Stockholder"). Certain capitalized terms used herein are defined in Section 5.3 hereof.

        WHEREAS, the parties hereto are parties to a Securityholders Agreement, dated as of November 27, 2002 (the "Original Agreement"), which embodied certain agreements among the parties; and

        WHEREAS, in contemplation of the Company's expected initial Public Offering, the parties wish to terminate the Original Agreement, effective as of the Effective Date, and to enter into this Agreement, effective as of the Effective Date, in to set forth certain continuing agreements as to the matters addressed herein.

        NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I
VOTING AGREEMENT

        1.1    Voting Agreement.    Subject to Section 1.2:

  (a)
  Board of Directors.

  (i)
  Each Voting Agreement Holder hereby agrees that such Person shall vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and shall take all other reasonably necessary or desirable actions within such Person's control, whether in such Person's capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings (collectively, "Stockholder Action"), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), to cause the authorized number of directors on the Board of Directors of the Company (the "Board") to be nine directors, and so that the following individuals shall be elected to the Board and caused to remain in office:

  (A)
  Crystal, for so long as Crystal serves as an executive officer of the Company;

  (B)
  Ristau, for so long as Ristau serves as an executive officer of the Company; and

  (C)
  the remainder to be individuals designated by the BSMB Majority Holders.

  (ii)
  So long as the BSMB Holders collectively hold at least 20% of the Company's outstanding Common Stock, if the BSMB Majority Holders seek to remove any member of the Board initially designated by the BSMB Majority Holders for election to the Board pursuant to Section 1.1(a)(i)(C), or Crystal or Ristau at any time that he would not be entitled to be elected to the Board pursuant to Section 1.1(a)(i)(A) or Section 1.1(a)(i)(B), respectively, whether with or without cause, each Voting Agreement Holder agrees to take all Stockholder Action requested by the BSMB Majority Holders to effect such removal.

    (iii)
    In the event that any representative designated hereunder by the BSMB Majority Holders ceases to serve as a member of the Board during his or her term of office (whether due to resignation, removal or otherwise), then, subject to Section 1.1(c), the resulting vacancy on the Board shall be filled by a representative designated by the BSMB Majority Holders.

  (b)
  Fees and Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof. In addition, the Company may pay any director that is not an officer or employee of the Company or any of its Subsidiaries an annual fee and a fee for each meeting of the Board or any committee thereof attended by such director, which may be payable in cash, Common Stock, options to acquire Common Stock or any combination thereof.

  (c)
  Term of Voting Agreement. From and after the date that the aggregate number of Stockholder Shares is less than 50% of the Company's outstanding Common Stock, the Voting Agreement Holders shall only be obligated under Section 1.1(a)(i)(C) to vote for the election of two individuals designated by the BSMB Majority Holders. The provisions of this ARTICLE I shall terminate on the first date after the Effective Date on which the BSMB Holders collectively hold less than 20% of the Company's outstanding Common Stock.

        1.2    Release from Voting Agreement.    Notwithstanding anything in this Agreement to the contrary, BSMB may, from time to time and in its sole discretion, release any Voting Agreement Holder from his, her or its obligations under this ARTICLE I.

ARTICLE II
TRANSFER RESTRICTIONS

        2.1    Transferees Bound by Agreement

  (a)
  No Stockholder may Transfer any Stockholder Shares to any Person (other than to the Company, in a Public Sale or upon the foreclosure of a bona fide pledge of such Stockholder Shares), unless and until such Stockholder shall cause the prospective transferee to be bound by this Agreement to the same extent as such Stockholder and to execute and deliver to the Company and the holders of Stockholder Shares a counterpart of this Agreement which evidences such agreement. The provisions of this Section 2.1(a) shall terminate on the first date after the Effective Date on which the BSMB Holders collectively hold less than 20% of the Company's outstanding Common Stock.

  (b)
  The Company shall have the right to require, as a condition to any Transfer, receipt of an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act and is not in violation of, and shall not cause the Company or any of its Subsidiaries to be in violation of, any applicable Law.

        2.2    Transfers in Violation of Agreement.    Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not register the Transfer of such Stockholder Shares on its books or treat any purported transferee of such Stockholder Shares as the owner of such Stockholder Shares for any purpose.

        2.3    Legend.    Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                            ,             , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND CONDITIONS ON TRANSFER, AS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 25, 2004, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares in connection with any transaction by which such shares cease to be Stockholder Shares in accordance with the definition of "Stockholder Shares" in Section 5.3.

ARTICLE III
REGISTRATION RIGHTS

        3.1    Demand Registrations.

  (a)
  Subject to the provisions of this Section 3.1, the Requesting Holders shall have the right (the "Demand Right") to request registration under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holders by delivering a written notice to the principal business office of the Company, which notice identifies the Requesting Holders and specifies the number of Registrable Securities to be included in such registration (the "Registration Request"). The Company shall give prompt written notice of such Registration Request (the "Registration Notice") to all other holders of Registrable Securities and shall thereupon use its reasonable best efforts to effect the registration (a "Demand Registration") under the Securities Act on any form available to the Company of:

  (i)
  the Registrable Securities requested to be registered by the Requesting Holder and all other Registrable Securities which the Company has received a written request to register within 15 days after the Registration Notice is given;

  (ii)
  any securities of the Company proposed to be included in such registration by the Company for its own account; and

  (iii)
  any Common Stock of the Company proposed to be included in such registration by the holders of any registration rights granted other than pursuant to this Agreement ("Other Registration Rights").

  (b)
  A registration undertaken by the Company at the request of a Requesting Holder shall not count as a Demand Registration for purposes of Section 3.1(d) if:

  (i)
  pursuant to the Demand Right, the Requesting Holders are unable to register and sell at least 75% of the Registrable Securities that they have requested to be included in such registration; or

    (ii)
    the Requesting Holders withdraw a Registration Request (A) upon the determination of the Board to postpone the filing or effectiveness of a Registration Statement pursuant to Section 3.1(d) or (B) upon the recommendation of the managing underwriter of such offering due to discovery of a material adverse development regarding the Company or its Subsidiaries or general adverse economic or market conditions which, in such underwriter's opinion and in either case, are reasonably likely to materially and adversely affect the price that could be obtained for such securities or the marketability thereof (provided that the right of the Requesting Holders to withdraw a Registration Request pursuant to this clause (B) for general adverse economic or market conditions in reliance on this Section 3.1(b) may be exercised only once).

  (c)
  If the sole or managing underwriter of a Demand Registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering, or the marketability of such securities, then the Company shall include in such registration in the following order of priority:

  (i)
  first, the greatest number of Registrable Securities proposed to be registered which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among each Demand Holder based on the amount of Registrable Securities held by each such Demand Holder (or, if any Demand Holder does not request to include its ratable share, such excess shall be allocated ratably among those Demand Holders requesting to include more than their allocable share);

  (ii)
  second, after all of the Registrable Securities that the Demand Holders propose to register, the greatest number of Registrable Securities proposed to be registered by Other Holders which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among such Other Holders based on the amount of Registrable Securities held by each such Other Holder (or, if any Other Holder does not request to include its ratable share, such excess shall be allocated ratably among those Other Holders requesting to include more than their allocable share); provided that, at any time after the Requesting Holders have been able to sell at least 75% of the Registrable Securities proposed to be registered by them in any registration, then for any Demand Registration thereafter, the Other Holders electing to participate in such Demand Registration pursuant to Section 3.1(d), shall participate with the Demand Holders under (i) above as if such Other Holders were Demand Holders;

  (iii)
  third, after all Registrable Securities that the Demand Holders and Other Holders propose to register, the greatest number of securities proposed to be registered by Persons with Other Registration Rights which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the respective holders thereof based on the amount of securities held by each such holder (or, if any holder does not request to include its ratable share, such excess shall be allocated ratably among those holders requesting to include more than their allocable share); and

    (iv)
    fourth, after all securities that the Demand Holders, Other Holders and the Persons with Other Registration Rights propose to register, the greatest number of securities proposed to be registered by the Company for its own account, which in the opinion of such underwriters can be so sold; provided that the Company shall have the right (the "Priority Right") to receive priority over all holders of Registrable Securities and Persons with Other Registration Rights in any Demand Registration to be effected under this Section 3.1 with respect to securities that the Company proposes to include in such registration for its own account by giving written notice of its election to exercise such Priority Right to the Requesting Holders; and thereafter, priority will be as set forth in (i)-(iii) above.

  (d)
  The Company shall be obligated to effect a maximum of two Demand Registrations on Form S-1 or Form S-2 (or similar long-form registrations) and a maximum of four registrations on Form S-3 (or similar short-form registrations) for the Demand Holders. Any Demand Registration requested must be for a firmly underwritten public offering (to be managed by an underwriter or underwriters of recognized national standing selected by the Requesting Holders and reasonably acceptable to the Company). The Company shall not be obligated to effect any Demand Registration within a period of six months after the effective date of any previous Registration Statement. The Company shall not be obligated to effect any Demand Registration if it reasonably believes that the aggregate sales price of all securities proposed to be included in such Demand Registration will not equal or exceed $10 million (or $5 million if such Demand Registration requests the registration of all remaining Registrable Securities held by the Demand Holders) if such registration is effected on Form S-3 (or any successor form) or $20 million if such registration is effected on any other form. During any 12-month period, the Company may defer, not more than two times for a period not to exceed 90 days in the aggregate from each receipt of the request to file a Registration Statement for a Demand Registration, if the Board in good faith determines that such Demand Registration might reasonably be expected to have a materially adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other material transactions; provided that in such event, the Requesting Holders shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as a Demand Registration.

        3.2    Incidental Registration.

  (a)
  At any time the Company proposes to register any shares of Common Stock under the Securities Act (other than as part of the Company's initial Public Offering pursuant to Section 3.1 or in connection with a business acquisition or combination or an employee benefit plan), whether in connection with a primary or secondary offering, the Company shall give written notice to each holder of Registrable Securities at least 20 days prior to the date such Registration Statement is declared effective of such holder's rights under this Section 3.2. Upon the written request of any holder of Registrable Securities made within 10 days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Company shall use its reasonable best efforts to effect the registration (an "Incidental Registration") under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 3.2 in connection with such registration (but not from its obligation to pay the expenses incurred in connection therewith), and (ii) in the case of a determination to delay registration, the Company shall be permitted to delay registering any Registrable Securities under this Section 3.2 during the period that the registration of such other securities is delayed.

  (b)
  If the sole or managing underwriter of an Incidental Registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability of such securities, then the Company shall include in such Incidental Registration the Registrable Securities and other securities of the Company in the following order of priority:

  (i)
  first, the greatest number of securities of the Company proposed to be included in such registration by the Company for its own account, which in the opinion of such underwriters can be so sold;

  (ii)
  second, after all of the securities that the Company proposes to register, the greatest number of Registrable Securities proposed to be registered by Stockholders which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the Stockholders based on the amount of Registrable Securities held by each such Stockholder (or, if any Stockholder does not request to include its ratable share, such excess shall be allocated ratably among those Stockholders requesting to include more than their allocable share); and

  (iii)
  third, after all securities that the Company and Stockholders propose to register, the greatest number of securities held by Persons with Other Registration Rights requested to be registered by the holders thereof which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the respective holders thereof based on the amount of securities held by each such holder (or, if any holder does not request to include its ratable share, such excess shall be allocated ratably among those holders requesting to include more than their allocable share).

        3.3    Holdback Agreements.

  (a)
  Each holder of Stockholder Shares agrees not to effect any public sale or distribution (including any Rule 144 Sale) of any capital stock or equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, during the period beginning seven days prior to, and ending 180 days after (or for such shorter period as to which the managing underwriter(s) may agree), the date of the underwriting agreement of each underwritten offering of Registrable Securities made pursuant to a Registration Statement other than Registrable Securities sold pursuant to such underwritten offering.

  (b)
  If requested by Requesting Holders in connection with a Demand Registration, the Company will agree (i) not to effect any public sale or distribution of its equity securities (or any securities convertible into or exchangeable or exercisable for such securities) during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration (or for such shorter period as to which the managing underwriter or underwriters may agree), except as part of such Demand Registration or in connection with any employee benefit or similar plan, any dividend reinvestment plan, or a business acquisition or combination and (ii) to use all reasonable efforts to cause each holder of at least 5% (on a fully-diluted basis) of its equity securities (or any securities convertible into or exchangeable or exercisable for such securities) which are or may be purchased from the Company at any time after the date of this Agreement (other than in a registered offering) to agree not to effect any sale or distribution of any such securities during such period (except as part of such underwritten offering, if otherwise permitted).

        3.4    Registration Procedures.    In connection with the registration of any Registrable Securities, the Company shall effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

  (a)
  Prepare and file with the SEC a Registration Statement or Registration Statements on a form available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method of distribution thereof, and use its best efforts to cause each such Registration Statement to become effective;

  (b)
  Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for a period ending on the earlier of (i) 180 days from the effective date and (ii) such time as all of such securities have been disposed of in accordance with the intended method of disposition thereof; cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such prospectus as so supplemented;

  (c)
  Notify each holder of Registrable Securities included in such registration as promptly as practicable (but in any event within two Business Days), and confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, (iii) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of Registrable Securities the Company becomes aware that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 3.4(h) cease to be true and correct in all material respects, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction, and (v) if the Company becomes aware of the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

  (d)
  Use its best efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

  (e)
  Deliver to each holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and, the Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each holder of Registrable Securities and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto;

  (f)
  Prior to any public offering of Registrable Securities, to use its best efforts to (i) register or qualify, and cooperate with each holder of Registrable Securities, the underwriters (if any), the sales agents, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or "blue sky" laws of such jurisdictions within the United States as any holder of Registrable Securities or the managing underwriters reasonably request in writing and (ii) to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable any holder of Registrable Securities to consummate the disposition of the Registrable Securities owned by such holder; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.4(f), (B) subject itself to taxation in any jurisdiction, or (C) consent to general service of process in any such jurisdiction where it is not then so subject;

  (g)
  Upon the occurrence of any event contemplated by Section 3.4(c)(v), as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

  (h)
  Enter into an underwriting agreement in such form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Securities, and in such connection, (i) make such representations and warranties to the underwriters, with respect to the business of the Company and its subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested, (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters), addressed to the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters, (iii) obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings, and (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the holders of Registrable Securities than those set forth in Section 3.6 (or such other provisions and procedures acceptable to holders of a majority of the Registrable Securities covered by such Registration Statement and the managing underwriters or agents, as conclusively evidenced by their execution thereof) with respect to all parties to be indemnified pursuant to said Section (and each of the foregoing shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder);

  (i)
  Cause the executive officers of the Company to cooperate fully in any offering of Registrable Securities hereunder;

  (j)
  Comply with all applicable rules and regulations of the SEC and make generally available to its stockholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than the time prescribed under Regulation S-X (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effectiveness of a Registration Statement, which statements shall cover said 12-month periods; and

  (k)
  Use its best efforts (i) to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which Common Stock is then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) if no Common Stock is then so listed, to either (as the Company may elect) (A) cause all such Registrable Securities to be listed on a national securities exchange or (B) secure designation of all such Registrable Securities as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 or, failing that, to secure NASDAQ authorization for such shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such shares with the National Association of Securities Dealers, Inc. ("NASD").

        The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such holder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing; provided that such information shall be used only in connection with such registration. The Company may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information promptly after receiving such request. The Company shall permit any holder of Registrable Securities that, in its judgment, may be deemed to be an underwriter or controlling person of the Company, to participate in the preparation of the Registration Statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included. Each holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.4(c)(ii), 3.4(c)(iv) or 3.4(c)(v), such holder shall forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or prospectus until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by this Section 3.4, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto.

        3.5    Registration Expenses.

  (a)
  All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective, including all registration and filing fees, including fees with respect to filings required to be made with the NASD in connection with an underwritten offering and fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of custodians, fees and expenses of counsel for the Company, fees and expenses of all independent certified public accountants referred to in Section 3.4(h)(ii), underwriters' fees and expenses (excluding discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities), Securities Act liability insurance, if the Company so desires such insurance, internal expenses of the Company, the expense of any annual audit or interim review, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, and the fees and expenses of any Person, including special experts, retained by the Company.

  (b)
  In connection with any Demand Registration or Incidental Registration hereunder, the Company shall reimburse the holders of the Registrable Securities being registered in such registration for the reasonable fees and disbursements of not more than one counsel (together with appropriate local counsel) chosen by the Stockholders holding at least a majority of the Registrable Securities included in such registration.

        3.6    Indemnification; Contribution.

  (a)
  The Company shall, and shall cause each of its Subsidiaries to, jointly and severally, without limitation as to time, indemnify, defend and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, the partners, members, officers, directors, agents, representatives and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the partners, members, officers, directors, agents, representatives and employees of each such controlling person and any financial or investment adviser (each, a "Covered Person"), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened), costs (including costs of preparation and attorneys' fees) and expenses (including expenses of investigation) (collectively, "Losses"), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus or in any amendment or supplements thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to the Company by such Covered Person or the related holder of Registrable Securities expressly for use therein or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriters within the meaning of the Securities Act to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) such Person failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Person to the Person asserting the claim from which such Losses arise, (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, and (iii) the Company has complied with its obligations under Section 3.4(c). Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person. If the public offering pursuant to any Registration Statement provided for under this ARTICLE III is made through underwriters, no action or failure to act on the part of such underwriters (whether or not such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence.

  (b)
  In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder, or an authorized officer of such holder, shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any Registration Statement or prospectus and such holder of Registrable Securities agrees, severally and not jointly, to indemnify, defend and hold harmless to the full extent permitted by law, the Company, its directors, officers, agents, representatives and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the partners, members, directors, officers, agents, representatives or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, or form of prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information so furnished in writing by such holder to the Company expressly for use in such Registration Statement or prospectus and that such statement or omission was relied upon by the Company in preparation of such Registration Statement, prospectus or form of prospectus; provided that such holder of Registrable Securities shall not be liable in any such case to the extent that the holder has furnished in writing to the Company within a reasonable period of time prior to the filing of any such Registration Statement or prospectus or amendment or supplement thereto information expressly for use in such Registration Statement or prospectus or any amendment or supplement thereto which corrected or made not misleading, information previously furnished to the Company, and the Company failed to include such information therein. In no event shall the liability of any holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all taxes and expenses incurred in connection therewith) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

  (c)
  If any Person shall be entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party shall give prompt notice to the party or parties from which such indemnity is sought (the "Indemnifying Parties") of the commencement of any action, suit, proceeding or investigation or written threat thereof (a "Proceeding") with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided that the failure to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation or liability except to the extent that the Indemnifying Parties have been prejudiced by such failure. The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such Proceeding, to assume, at the Indemnifying Parties' expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided that an Indemnified Party or Parties (if more than one such Indemnified Party is named in any Proceeding) shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless (i) the Indemnifying Parties agree to pay such fees and expenses, (ii) the Indemnifying Parties fail promptly to assume the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such Indemnified Party or Parties, or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party or Parties and the Indemnifying Parties or an Affiliate of the Indemnifying Parties or such Indemnified Parties, and there may be one or more defenses available to such Indemnified Party or Parties that are different from or additional to those available to the Indemnifying Parties, in which case, if such Indemnified Party or Parties notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties, it being understood, however, that, unless there exists a conflict among Indemnified Parties, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party or Parties. Whether or not such defense is assumed by the Indemnifying Parties, such Indemnifying Parties or Indemnified Party or Parties shall not be subject to any liability for any settlement made without its or their consent (but such consent shall not be unreasonably withheld). The Indemnifying Parties shall not consent to entry of any judgment or enter into any settlement which (i) provides for other than monetary damages without the consent of the Indemnified Party or Parties (which consent shall not be unreasonably withheld or delayed) or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Parties of a release, in form and substance satisfactory to the Indemnified Party or Parties, from all liability in respect of such Proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

  (d)
  If the indemnification provided for in this Section 3.6 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 3.6 would otherwise apply by its terms, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall have a joint and several obligation to contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 3.6(a) or 3.6(b) was available to such party. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.6(d). Notwithstanding the provisions of this Section 3.6(d), an Indemnifying

    Party that is a holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying Party exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reasons of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

        3.7    Rules 144 and 144A.    At all times after the Company effects its first Public Offering, the Company shall file in a timely manner the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it shall, upon the request of any holder of Registrable Securities, make publicly available other information so long as such information is necessary to permit sales under Rule 144A), and shall take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A. Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements.

        3.8    Underwritten Registrations.    No holder of Registrable Securities may participate in any underwritten registration effected pursuant hereto unless such holder (a) agrees to sell such holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

        3.9    No Inconsistent Agreements.    The Company has not and shall not enter into any agreement with respect to the Company's securities that is inconsistent with the rights granted to the holders of Registrable Securities in this Section 3.9 or otherwise conflicts with the provisions hereof. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any Common Stock or Common Stock Equivalents. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any capital stock of the Company without the prior written consent of the holders of a majority of the Registrable Securities.

ARTICLE IV
SCHEDULE 13D; POWER OF ATTORNEY

        The parties hereto acknowledge and agree that, by virtue of their mutual obligations set forth in ARTICLE I of this Agreement, they might be deemed by the SEC to be, collectively, a "person" within the meaning of Section 13(d)(1) of the Exchange Act. Accordingly, the parties hereto agree as follows:

        4.1    Joint Schedule 13D; Reporting Obligations.

  (a)
  The parties hereto intend that BSMB, acting in its capacity as attorney-in-fact for each Stockholder (as set forth in Section 4.2 below), shall file on behalf of each of them, in their individual capacities as beneficial owners of Common Stock, a single Schedule 13D (the "Joint Schedule 13D"). Each Stockholder acknowledges and agrees that (i) such Stockholder is individually eligible, in such Stockholder's capacity as a beneficial owner of shares of Common Stock, to use Schedule 13D, (ii) such Stockholder is responsible for the timely filing of the Joint Schedule 13D and any amendments thereto, and (iii) such Stockholder, and only such Stockholder, is responsible for the completeness and accuracy of the information concerning such Stockholder contained in the Joint Schedule 13D.

  (b)
  Immediately upon the occurrence of any Schedule 13D Event, each Stockholder which was a party to, or the subject of, such Schedule 13D Event shall report the same to BSMB, together with copies of all documents or other information necessary to permit BSMB to timely amend or supplement the Joint Schedule 13D.

        4.2    Power of Attorney.

  (a)
  Each Stockholder hereby constitutes and appoints BSMB such Stockholder's true and lawful attorney-in-fact to: (i) execute for and on behalf of such Stockholder, in such Stockholder's capacity as a beneficial owner of shares of Common Stock, any Schedule 13D, and any amendments, supplements or exhibits thereto (including any joint filing agreement), required to be filed by such Stockholder under Section 13 of the Exchange Act, and the rules thereunder; (ii) do and perform any and all acts for and on behalf of such Stockholder which may be necessary or desirable to complete and execute any such Schedule 13D and timely file such schedule with the SEC and any other authority; and (iii) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, such Stockholder, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Section 4.2 shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in- fact's discretion.

  (b)
  Each Stockholder hereby grants to BSMB full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such Stockholder might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. Such Stockholder acknowledges that BSMB, in serving in such capacity as attorney-in-fact at the request of such Stockholder, is not assuming, nor is the Company assuming, any of such Stockholder's responsibilities to comply with Section 13 of the Exchange Act.

  (c)
  This power of attorney granted pursuant to this Section 4.2 shall remain in full force and effect until such Stockholder is no longer required to file reports or schedules under Section 13 of the Exchange Act with respect to such Stockholder's holdings of and transactions in securities issued by the Company, unless earlier revoked by such Stockholder in a signed writing delivered to BSMB.

ARTICLE V
MISCELLANEOUS

        5.1    Representations and Warranties.    Each Stockholder represents and warrants to the Company and each other Stockholder that as of the date of this Agreement (a) such Stockholder is the record owner of the number of Stockholder Shares set forth opposite such Stockholder's name on the Schedule of Stockholders attached hereto (the "Schedule of Stockholders"), (b) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (c) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

        5.2    Amendment and Waiver.    Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by each of the Company and the holders of at least a majority of the Stockholder Shares constituting voting stock of the Company. Notwithstanding the foregoing, (a) Crystal's rights under Section 1.1(a)(i)(A) shall not be amended or modified without his written consent, and (b) Ristau's rights under Section 1.1(a)(i)(B) shall not be amended or modified without his written consent. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        5.3    Definitions.    As used in this Agreement, the following terms shall have the meanings ascribed to them in this Section 5.3:

        "Affiliate" of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person and any partner, member or equityholder of such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the preamble hereto.

        "Bear Stearns" means, collectively, The Bear Stearns Companies Inc. and its Subsidiaries.

        "Board" has the meaning set forth in Section 1.1(a)(i).

        "BSMB" has the meaning set forth in the preamble hereto.

        "BSMB Group" means (a) BSMB, (b) Bear Stearns, (c) any investment fund sponsored by Bear Stearns, (d) any investment fund managed by employees of Bear Stearns, (e) the general partner or manager of any investment fund described in clause (c) or (d) above, and (f) each of the partners, members or equityholders of any Person described in clause (c), (d) or (e) above.

        "BSMB Holder" means a holder of BSMB Shares.

        "BSMB Majority Holders" means the holders of at least a majority of the Common Stock included in the BSMB Shares.

        "BSMB Shares" means (a) Stockholder Shares now held or hereafter acquired by a member of the BSMB Group described in clause (a), (c), (d) or (e) of the definition of BSMB Group, and (b) any Stockholder Shares issued with respect to the Stockholder Shares referred to in clause (a) above by way of any stock dividend, stock split or in connection with a subdivision or combination of shares, exercise, conversion, exchange, recapitalization, merger, consolidation or other reorganization. BSMB Shares shall continue to be BSMB Shares in the hands of any Transferee (other than the Company or any Transferee in a Public Sale).

        "Business Day" means any day except a Saturday, Sunday or a legal holiday in New York City.

        "Common Stock" means the Company's common stock, par value $0.01 per share.

        "Common Stock Equivalents" means (without duplication with any Common Stock or other Common Stock Equivalents) rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly,

Common Stock or securities exercisable for or convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

        "Company" has the meaning set forth in the preamble hereto.

        "Covered Person" has the meaning set forth in Section 3.6(a).

        "Crystal" has the meaning set forth in the preamble hereto.

        "Demand Holders" means the BSMB Holders.

        "Demand Registration" has the meaning set forth in Section 3.1(a).

        "Demand Right" has the meaning set forth in Section 3.1(a).

        "Effective Date" means the date on which a Qualified Public Offering is consummated.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        "Incidental Registration" has the meaning set forth in Section 3.2(a).

        "Indemnified Party" has the meaning set forth in Section 3.6(c).

        "Indemnifying Parties" has the meaning set forth in Section 3.6(c).

        "Joint Schedule 13D" has the meaning set forth in Section 4.1(a).

        "Law" means any federal, state, local or foreign law, rule, or regulation.

        "Losses" has the meaning set forth in Section 3.6(a).

        "NASD" has the meaning set forth in Section 3.4(k).

        "Other Holders" means the Stockholders (other than BSMB Holders with respect to their BSMB Shares).

        "Original Agreement" has the meaning set forth in the preamble hereto.

        "Other Registration Rights" has the meaning set forth in Section 3.1(a).

        "Person" means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

        "Priority Right" has the meaning set forth in Section 3.1(c).

        "Proceeding" has the meaning set forth in Section 3.6(c).

        "Public Offering" means any offering by the Company of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

        "Public Sale" means any sale of Stockholder Shares pursuant to a Public Offering or a Rule 144 Sale.

        "Qualified Public Offering" means an underwritten Public Offering of shares of Common Stock which results in aggregate gross proceeds to the Company and any selling stockholders of more than $75,000,000.

        "Registrable Securities" means for any Stockholder (a) any shares of Common Stock held by such Stockholder and (b) any shares of Common Stock issued or issuable upon the exercise, conversion or exchange of all Common Stock Equivalents held by such Stockholder. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (i) Transferred in a Public Sale or (ii) otherwise Transferred and new certificates for them not bearing the legend set forth in Section 2.3 shall have been delivered by the Company and subsequent disposition of such securities is permitted pursuant to Rule 144(k) adopted under the Securities Act (or any successor rule). Notwithstanding the foregoing, the Company shall not be required to register any securities other than shares of its Common Stock.

        "Registration Notice" has the meaning set forth in Section 3.1(a).

        "Registration Request" has the meaning set forth in Section 3.1(a).

        "Registration Statement" means any registration statement of the Company filed with the SEC pursuant to the Securities Act (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form), including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

        "Requesting Holder" means the BSMB Majority Holders requesting registration of Registrable Securities pursuant to Section 3.1(a).

        "Ristau" has the meaning set forth in the preamble hereto.

        "Rule 144 Sale" means a sale of Stockholder Shares to the public through a broker, dealer or market-maker pursuant to Rule 144 under the Securities Act (or any successor rule or regulation).

        "Schedule 13D Event" means any transaction or other event, the occurrence of which gives rise to an obligation under the Exchange Act to amend or supplement the Joint Schedule 13D.

        "Schedule of Stockholders" has the meaning set forth in Section 5.1.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Stockholder(s)" has the meaning set forth in the preamble hereto.

        "Stockholder Action" has the meaning set forth in Section 1.1(a)(i).

        "Stockholder Shares" means (a) any capital stock of the Company purchased or otherwise acquired by any Stockholder, and (b) any securities of the Company or any of its Subsidiaries directly or indirectly exercisable, convertible or exchangeable for, any of the securities described in clause (a) above; provided that the term "Stockholder Shares" shall not include options to acquire Common Stock issued pursuant to the Company's stock option plan. As to any particular shares constituting Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been acquired by the Company, sold in a Public Sale or foreclosed upon in connection with a bona fide pledge.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

        "Transfer" means any direct or indirect sale, transfer, assignment, pledge, encumbrance or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) including any derivative transaction that has the effect of changing materially the economic benefits and risks of ownership.

        "Voting Agreement Holder" means each of BSMB/NYCG LLC, Richard P. Crystal, Ronald W. Ristau, Robert J. Luzzi, Charlotte L. Neuville, Steven M. Newman, Lara Crystal 2004 Trust, Jessica Crystal 2004 Trust, Ian Crystal 2004 Trust, Meredith Cohen 2004 Trust and RWR 2004 Grantor Retained Annuity Trust.

        5.4    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        5.5    Entire Agreement.    Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        5.6    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective permitted successors and assigns of each of them, so long as they hold Stockholder Shares; provided that Section 3.6 shall continue to apply with respect to any of the Stockholder Shares that were sold, assigned or transferred pursuant to the registration rights granted under ARTICLE III.

        5.7    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

        5.8    Remedies.    The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

        5.9    Notices.    Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent via facsimile or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, when sent via facsimile (as evidenced by a printed confirmation) if sent prior to 5:00 p.m. (local time of recipient) on a Business Day or, if not, the next succeeding Business Day), three Business Days after deposit in the U.S. mail and one Business Day after deposit with a reputable overnight courier service. The Company's address is:

    New York & Company, Inc.
    450 West 33rd Street
    New York, New York 10001
    Attention: Chief Executive Officer
    Tel.: 212-884-2010
    Fax: 212-884-2399

        5.10    Governing Law; Jurisdiction.    The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

        5.11    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

        5.12    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

        5.13    Descriptive Headings; Construction.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation.

        5.14    No Inconsistent Agreements.    No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

        5.15    Original Agreement; Effect of Agreement.    The parties hereto (a) hereby waive each and every provision of the Original Agreement to the extent required to give effect to the terms hereof and (b) agree that as of the Effective Date, the Original Agreement is terminated in its entirety and superceded by this Agreement as set forth herein; provided that if the Effective Date does not occur on or before December 31, 2004, then this Agreement shall lapse and be of no further force and effect and the Original Agreement shall survive in full force and effect. The parties hereto further agree that (x) by its execution hereof, each of Lara Crystal 2004 Trust, Jessica Crystal 2004 Trust, Ian Crystal 2004 Trust, Meredith Cohen 2004 Trust, RWR 2004 Grantor Retained Annuity Trust and Kevin L. Finnegan 2004 GRAT shall be deemed to have executed a joinder to and agreed to be bound by the terms of the Original Agreement and (ii) any Person who hereafter executes a joinder to this Agreement shall be deemed to have executed a joinder to and agreed to be bound by the terms of the Original Agreement.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

NEW YORK & COMPANY, INC.
By:	/s/ RICHARD P. CRYSTAL Name: Richard P. Crystal Title: President & CEO
BSMS/NYCG LLC
By:	Bear Stearns Merchant Manager II, LLC
Its:	Manager
By:	JDH Management LLC
Its:	Manager
By:	/s/ BODIL ARLANDER Name: Bodil Arlander Title: Senior Managing Director
/s/ RICHARD P. CRYSTAL Richard P. Crystal
/s/ RONALD W. RISTAU Ronald W. Ristau
/s/ STEVEN M. NEWMAN Steven M. Newman
/s/ KEVIN L. FINNEGAN Kevin L. Finnegan
/s/ CHARLOTTE L. NEUVILLE Charlotte L. Neuville
/s/ SANDRA BROOSLIN Sandra Brooslin
/s/ JOHN E. DEWOLF John E. DeWolf
/s/ STEPHEN B. ELLIS Stephen B. Ellis
/s/ STUART FISHMAN Stuart Fishman
/s/ MATHEW A. GLUCKSON Mathew A. Gluckson

/s/ RANDY KREVAT Randy Krevat
/s/ PATRICIA L. LANE Patricia L. Lane
/s/ WILLIAM G. VOIT William G. Voit
/s/ ROBERT J. LUZZI Robert J. Luzzi
LARA CRYSTAL 2004 TRUST
By:	/s/ CAROLE CRYSTAL Name: Carole Crystal Its: Trustee
JESSICA CRYSTAL 2004 TRUST
By:	/s/ CAROLE CRYSTAL Name: Carole Crystal Its: Trustee
IAN CRYSTAL 2004 TRUST
By:	/s/ EUGENE FRIEDMAN Name: Eugene Friedman Its: Trustee
MEREDITH COHEN 2004 TRUST
By:	/s/ EUGENE FRIEDMAN Name: Eugene Friedman Its: Trustee
RWR 2004 GRANTOR RETAINED ANNUITY TRUST
By:	/s/ RONALD W. RISTAU Name: Ronald W. Ristau Its: Trustee
KEVIN L. FINNEGAN 2004 GRAT
By:	/s/ KEVIN L. FINNEGAN Name: Kevin L. Finnegan Its: Trustee

Signature Page to Stockholders Agreement

SCHEDULE OF STOCKHOLDERS

Name	Common Stock
BSMB/NYCG LLC	4,854,617
Richard P. Crystal	58,273
Ronald W. Ristau	41,041
Steven M. Newman	29,943
Kevin L. Finnegan	18,020
Charlotte L. Neuville	19,962
Sandra Brooslin	23,029
John E. DeWolf	6,135
Stephen B. Ellis	6,135
Stuart Fishman	12,279
Mathew A. Gluckson	6,135
Randy Krevat	14,971
Patricia L. Lane	13,048
William G. Voit	8,851.75
Robert J. Luzzi	0
Lara Crystal 2004 Trust	20,000
Jessica Crystal 2004 Trust	20,000
Ian Crystal 2004 Trust	20,000
Meredith Cohen 2004 Trust	20,000
RWR 2004 Grantor Retained Annuity Trust	15,000
Kevin L. Finnegan 2004 GRAT	10,000
Total	5,217,439.75

QuickLinks

ARTICLE I VOTING AGREEMENT
ARTICLE II TRANSFER RESTRICTIONS
ARTICLE III REGISTRATION RIGHTS
ARTICLE IV SCHEDULE 13D; POWER OF ATTORNEY
ARTICLE V MISCELLANEOUS
SCHEDULE OF STOCKHOLDERS